Exhibit 2.2

EXECUTION VERSION

THIS AMENDMENT NO. 1 (the Amendment) TO SAUDI ARAMCO ASSET TRANSFER AND CONTRIBUTION AGREEMENT is made on 17 October 2017

BETWEEN

(1)	SAUDI ARAMCO DEVELOPMENT COMPANY, a limited liability company incorporated and registered in the Kingdom with commercial registration number 2052002216, having a registered share capital of SAR 500,000 and with its registered office at P.O. Box 500, Dhahran, 3131, the Kingdom (Saudi Aramco);

(2)	Rowan REX LIMITED, a limited company duly organised and existing under the laws of the British Overseas Territory of the Cayman Islands (Rowan, and together with Saudi Aramco, the Shareholders); and

(3)	SAUDI ARAMCO ROWAN OFFSHORE DRILLING COMPANY, a limited company incorporated and registered in the Kingdom with commercial registration number 2051064243, having a registered share capital of SAR 187,500,000 and with its registered office at P.O. Box 3039, Al-Khobar, 34218, the Kingdom of Saudi Arabia (the Company).

WHEREAS

(A)	The Shareholders are parties to that certain Saudi Aramco Asset Transfer and Contribution Agreement, dated November 21, 2016 (the Agreement), as acceded to on 25 May 2017 by and related to the Company.

(B)	The Company is a 50/50 joint venture formed by the Shareholders to own, operate and manage offshore drilling rigs in the Kingdom and provide services as a contracting company in accordance with the rules and requirements of the Saudi Arabian foreign investment regulations.

(C)	The Shareholders wish to amend the Agreement with respect to the asset transfers and contributions to the Company as more specifically described herein.

IT IS AGREED THAT

1.	Definitions and Interpretation

1.1	In this Amendment, unless the context otherwise requires, defined terms shall have the meanings ascribed thereto in the Agreement.

1.2	The interpretive provisions of Clause 1.2 of the Agreement shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

2.	AMENDMENTS TO THE AGREEMENT

2.1	Clause 1.1 of the Agreement is hereby amended by substituting “Clause 2.2(b)” for “Clause 2.2(a)” in the definition of “Asset Contribution.”

2.2	Clause 1.1 of the Agreement is hereby amended by adding the following terms in the appropriate locations based on alphabetical ordering:

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“Adjusted Non-Rig Inventory Schedule” has the meaning given to it in paragraph 2.2 of Schedule 1;

“Final Non-Rig Inventory Schedule” has the meaning given to it in paragraph 2.3 of Schedule 1; and

“Initial Assets” means the Assets to be acquired by the Company on the Project Operations Date being the Assets specified in Sections 1 and 2 of Schedule 2.

2.3	Clause 1.1 of the Agreement is hereby amended by replacing the reference to “Section 4” in the definitions of “Matching Contribution” and “Matching Contribution Date” with “Section 3”.

2.4	Clause 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2	Subject to the terms and conditions set out in this Agreement and in the Shareholders’ Agreement:

(a)	on the Project Operations Date:

(i)	Saudi Aramco shall pay an amount in cash to the Company equal to (A) the Asset Contribution Value associated with the Initial Assets (the Asset Cash Amount)); and (B) the relevant Matching Contribution ((A) and (B), together, the Initial Cash Amount);

(ii)	as full consideration for the payment of the Initial Cash Amount by Saudi Aramco to the Company, the Company shall enter into a subordinated shareholder loan in favour of Saudi Aramco in accordance with the terms of the Subordinated Shareholder Loan Agreement to be entered into on or around the Project Operations Date between Saudi Aramco and the Company, such subordinated shareholder loan to be evidenced by the issuance by the Company to Saudi Aramco of a Promissory Note (as defined in the Subordinated Shareholder Loan Agreement) with a face value equal to the Initial Cash Amount, subject to, and in accordance with, the terms of this Agreement and the Shareholders’ Agreement;

(iii)	Saudi Aramco or its relevant Affiliate shall sell, transfer and deliver, or procure the sale, transfer and delivery, to the Company, free of any Lien, other than any Permitted Liens, all of Saudi Aramco’s (or its relevant Affiliate’s) ownership, right, interest in and title to each of the Initial Assets; and

(iv)	as full consideration for the sale, transfer or delivery of the Initial Assets to the Company in accordance with Clause 2.2(a)(iii) above, the Company shall pay the Asset Cash Amount to Saudi Aramco or its relevant Affiliate;

(b)	on the applicable Rowan Asset Contribution Date (other than the Project Operations Date):

(i)	Saudi Aramco shall pay an amount in cash to the Company equal to the relevant Matching Contribution on the relevant Matching Contribution Date; and

(ii)	as full consideration for the payment of the relevant Matching Contribution in Clause 2.2(b)(i) above, the Company shall enter into a subordinated shareholder loan in favour of Saudi Aramco, such subordinated shareholder loan to be evidenced by the issuance by the Company to Saudi Aramco of a Promissory Note (as defined in the relevant Subordinated Shareholder Loan Agreement) with a face value equal to the relevant Matching Contribution, subject to, and in accordance with, the terms of this Agreement and the Shareholders’ Agreement.

2.5	Clause 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3	Immediately after the Asset Contribution Closing Date for the Initial Assets, the Company shall pay to Saudi Aramco an amount equal to 50% of all excess cash in the Company (which excess cash is estimated to be no less than $87,500,000 as of the date of this Agreement) and such amounts shall be applied as a mandatory prepayment of the subordinated shareholder loans then outstanding in accordance with paragraph 5.2 of Schedule 2 of the Shareholders’ Agreement.

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2.6	Clause 6.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.2	Saudi Aramco shall indemnify the Company against all Losses in respect of any act or omission on the part of Saudi Aramco in relation to the relevant Contracts on or before the applicable Closing. The Parties acknowledge that Saudi Aramco is unable to and will not transfer to the Company at Closing any open purchase orders relating to the Rigs and covering items of the type included in Non-Rig Inventory. Saudi Aramco shall pay any outstanding amounts under such open purchase orders as soon as practicable and in accordance with the terms of the relevant purchase order following the relevant Asset Contribution Closing Date. The Parties agree that, on and from Closing, the items that are the subject of such open purchase orders shall be for the benefit of the Company and Saudi Aramco shall ensure that all items received following the settlement of such open purchase orders by Saudi Aramco shall be promptly delivered to the Company. Such open purchase orders shall be deemed closed if goods receipt has occurred prior to the initial Asset Contribution Closing Date.

2.7	Clause 14 of the Agreement is hereby amended:

(a)	by adding the following clause after Clause 14.2 as a new Clause 14.3:

The inclusion, exclusion and variation from time to time of any terms, conditions, representations, warranties, indemnities and any other rights, obligations and duties in any of the bills of sale entered into between Saudi Aramco or its relevant Affiliate and the Company in relation to any Asset Contribution by Saudi Aramco shall not amend, vary, otherwise modify or prevail or take precedence over any of the terms, conditions, representations, warranties, indemnities and any other rights, obligations and duties (as the same may be amended or varied from time to time in accordance with Clause 15 of this Agreement) to which the Parties have agreed under this Agreement.

(b)	by renumbering Clause 14.3 and 14.4 to become Clauses 14.4 and 14.5, respectively.

2.8	Section 2.1(b) of Schedule 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

(b)	all spare capital assets shall be valued at one hundred percent (100%) of market value as of the Inventory Cut-Off Date.

2.9	Section 2.2 of Schedule 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2	As soon as reasonably practicable after the Formation Date, Saudi Aramco shall deliver to the Company and Rowan a revised draft of the Non-Rig Inventory Schedule, containing its good faith estimate of the items to be contributed to the Company as Non-Rig Inventory and the Asset Contribution Value thereof. As soon as reasonably practicable thereafter, representatives of Saudi Aramco and Rowan shall jointly conduct a cycle count to verify the presence of, and acceptable condition of, the items of consumable stock listed in the Non-Rig Inventory Schedule. For spare capital assets, a full cycle count shall also be conducted. In connection with such cycle count, the representatives of Saudi Aramco and Rowan conducting the cycle count shall confirm that the Non-Rig Inventory does not include any item of Inventory that is required to comply with the Specifications for a particular Rig. Saudi Aramco and Rowan shall agree on a revised Non-Rig Inventory Schedule adjusted for the cycle count results (the Adjusted Non-Rig Inventory Schedule).

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2.10	Section 2.3 of Schedule 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3	Following the completion of such cycle count and no later than three (3) days prior to the initial Asset Contribution Date, the representatives of Saudi Aramco and Rowan shall deliver to the Company a further revised copy of the Non-Rig Inventory Schedule in agreed and final form (the Final Non-Rig Inventory Schedule), reflecting consumption of or addition to items of Non-Rig Inventory in the intervening period between the date of the Adjusted Non-Rig Inventory Schedule and the date of the Final Non-Rig Inventory Schedule. Such Final Non-Rig Inventory Schedule shall contain an explanation of each additional item that was not contained in the Adjusted Non-Rig Inventory Schedule. The aggregate Asset Contribution Value for the Non-Rig Inventory reflected in the Final Non-Rig Inventory Schedule shall be used to calculate the amount of Saudi Aramco’s initial Matching Contribution and the amount of the subordinated shareholder loans issued by the Company in favour of Saudi Aramco and Rowan at the initial Asset Contribution Date provided that if a proper explanation of an additional item is not included in the Final Non-Rig Inventory Schedule then the value and quantity of such item shall be excluded.

2.11	Section 2 of Schedule 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.	NON-RIG INVENTORY

Saudi Aramco shall sell, transfer and deliver to the Company the non-rig inventory on the project operations date (the Asset Contribution Date). A representative list of Non-Rig Inventory used in Saudi Aramco's current Saudi operations is attached as Exhibit 2 to this Schedule 2. The Final Non-Rig Inventory Schedule shall be substantially similar in terms of types of items listed in Exhibit 2 to this Schedule 2 and generally only vary in quantity.

2.12	The list of Contracts specified in Schedule 7 of the Agreement is hereby deleted and replaced with the words “None specified.”.

3.	GENERAL PROVISIONS

3.1	The provisions of Clauses 13 through 26 of the Agreement shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

3.2	Save as amended pursuant to this Amendment, the provisions of the Agreement shall continue in full force and effect.

3.3	If there is any conflict between the terms of this Amendment and the Agreement, this Amendment shall prevail.

3.4	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of The Kingdom.

[Signature page follows]

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This Amendment has been entered into on the date stated at the beginning of it.

SAUDI ARAMCO DEVELOPMENT COMPANY

By:	/s/ Musaab Al-Mulla
Name:	Musaab Al-Mulla
Title:	Vice President

In the presence of:
Signature of witness	/s/ Hassan H. Al-Zahrani	/s/ Mohammed Almansour
Name of witness	Hassan H. Al-Zahrani	Mohammed Almansour
Address of witness	NBD - Saudi Aramco	NBD - Saudi Aramco
Occupation of witness	Sr. Business Development Consultant	Business Development Analyst

ROWAN REX LIMITED

By:	/s/ Mark Mai
Name:	Mark Mai
Title:	Vice President and Secretary

In the presence of:
Signature of witness	/s/ Momen A. Wishahy	/s/ Ebrahim A. Hal
Name of witness	Momen A. Wishahy	Ebrahim A. Hal
Address of witness	2800 Post Oak Blvd., Houston, Texas	2800 Post Oak Blvd., Houston, Texas
Occupation of witness	Engineer	Engineer

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SAUDI ARAMCO ROWAN OFFSHORE DRILLING COMPANY

By:	/s/ Kelly A. McHenry
Name:	Kelly A. McHenry
Title:	Chief Executive Officer

In the presence of:
Signature of witness	/s/ Ali Alsulabiku	/s/ Abdullah Bujabanah
Name of witness	Ali Alsulabiku	Abdullah Bujabanah
Address of witness
Occupation of witness

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